NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision Regains Compliance with NASDAQ Continued Listing Standards

JACKSONVILLE, Fla., April 27, 2017 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”), a developer and marketer of semiconductor technology solutions for wireless applications, announced today that it has received notification from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) that it has regained compliance with Nasdaq Listing Rule 5550(b)(2), which concerns the market value of the Company’s listed securities (“MVLS”).

ParkerVision had been notified by Nasdaq in January 2017 that it was not in compliance with Nasdaq continued listing standards as a result of its MVLS falling below $35 million for 30 consecutive trading days. On April 27, 2017, Nasdaq provided confirmation to ParkerVision that its MVLS for the prior 10 consecutive trading days had met the minimum requirement and advised ParkerVision that the Company has regained compliance and the matter is now closed.

About ParkerVision, Inc.
ParkerVision designs, develops and markets its proprietary RF technologies, which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Florida. For more information, please visit www.parkervision.com. (PRKR-G)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties, which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2016. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Cindy Poehlman	Laurie Little
Chief Financial Officer	The Piacente Group
ParkerVision, Inc.	212-481-2050
904-732-6100, cpoehlman@parkervision.com	parkervision@tpg-ir.com

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